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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM N-8A

             NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                        OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     NAME: Hilliard Lyons Investment Trust

     ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE ZIP CODE):
     501 South 4th Street, Louisville, Kentucky 40202

     TELEPHONE NUMBER (INCLUDING AREA CODE): 800-444-1854

     NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:
     Ann F.Cody
     Hilliard Lyons
     501 South 4th Street
     Louisville, Kentucky 40202

     COPY TO:
     James A. Arpaia
     Vedder, Price, Kaufman & Kammholz
     222 North LaSalle Street
     Suite 2500
     Chicago, Illinois 60601

     CHECK APPROPRIATE BOX:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X]    No  [  ]

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                                      SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Louisville and State of Kentucky on the 7th day of April, 1999.

                              HILLIARD LYONS INVESTMENT TRUST



                              By: /s/ Ann F. Cody
                                  ---------------------------------------------
                                      Ann F. Cody
                                      Trustee and President